CityFed Financial Corp.
Statement Regarding the Computation of Basic Loss Per Share

For the Years Ended December 31, 1997, 1996, and 1995

                                               Year Ended December 31,
                                               -----------------------
                                        1997           1996            1995
                                        ----           ----            ----
Computation   of  Basic   Loss  Per
  Share:
Weighted average number of shares
  outstanding                         18,714,646      18,714,646     18,714,646
                                    ============   =============   ============
Loss applicable to common stock:1
From Continuing Operations          $ (8,360,000)  $  (8,407,000)  $ (8,359,000)
                                    ============   =============   ============
Net Loss                            $ (8,360,000)  $ (12,757,000)  $(12,259,000)
                                    ============   =============   ============
Basic loss per share:
From Continuing Operations          $      (0.45)  $       (0.45)  $      (0.45)
                                    ============   =============   ============
Net Loss                            $      (0.45)  $       (0.68)  $      (0.66)
                                    ============   =============   ============


----------

1/ Losses applicable to common stock are net of preferred stock dividends for the years ended December 31, 1997, 1996, and 1995 in the amount of $8,636,000, $8,636,000, and $8,636,000, respectively.



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